            maui land & Pineapple Company, ltd.

P. O. Box 187   ♦   Kahului, Hawaii  96733-6687

News Release

Contact: Teri Freitas Gorman, ML&P, 808-877-3857

FOR RELEASE

10 am, HST

Tuesday, March 13, 2007

Maui Land & Pineapple Company, Inc. Announces

Reorganization of Agricultural Division

KAHULUI, HAWAII, — Maui Land & Pineapple Company, Inc. (ML&P) (AMEX: MLP), today announced a reorganization of its agricultural operations that will place third-generation pineapple farmer Wesley Nohara into the role of general manager of Kapalua Farms and Gerry Watts as general manager for Maui Pineapple Company, Ltd. (MPC).  The position of president and CEO for the agricultural division has been eliminated following the resignation of Brian Nishida who has decided to re-establish his consultation business.

Nohara and Watts will report to David C. Cole, ML&P chairman, president & CEO.

Nishida, who headed the Agricultural division for the past three years, is re-establishing his business consulting enterprise, BG&C International, LLC. He will work with ML&P as an advisor on acquisitions, new business and special projects.

Maui Land & Pineapple Company, Inc. is committed to the integration of agriculture, natural resource management and eco-effective design principles to create and manage holistic communities. ML&P’s vision of holistic communities is based on the traditional Hawaiian model of ahupua`a, a system of self-reliance based on the artful use of land and water resources to sustain island life indefinitely.  ML&P is a Hawai`i corporation and successor to a business organized in 1909. Its principal operating subsidiaries are Maui Pineapple Company Ltd., a producer and marketer of Maui-grown conventional and organic pineapple and diversified produce and Kapalua Land Company Ltd., operator of Kapalua Resort, a master-planned resort community in West Maui.  For additional information please visit http://www.mauiland.com.

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